December 15, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dears Sirs/Madams:

We have read Item 4.01 of Form 8-K/A dated November 12, 2004, of telcoBlue, Inc. and are in agreement with the statements with the statements contained in paragraphs 4.01 (a)(I)(i), 4.01 (a)(1)(iv)(A), and the first sentence of paragraph 4.01 (a)(1). We have no basis to agree or disagree with the statements trade in paragraphs 4.01 (a)(1)(ii), 4.01 (a)(2), or the second sentence in paragraph 4.01 (a)(1).

/s/ L.L. Bradford & Company, LLC
Las Vegas, Nevada